Exhibit 99.1


Lumenis Announces New Financing Arrangement

Yokneam, Israel- February 6, 2003. Lumenis Ltd. (NASDAQ:LUME) today announced it reached a new financing arrangement with Bank Hapoalim B. M. The new arrangement extends its existing revolving credit agreement to December 31, 2003, increases the amount available on the revolver to $50 million until July 1, 2003, defers the loan amortization of $10 million principal payment due April 2003 and amends certain covenants in its loan agreements.

Arie Genger, Chief Executive Officer of Lumenis stated, "This important new financing arrangement provides us with the financial flexibility and liquidity we need to complete our cost reductions and implement our inventory reduction program. Total liquidity at December 31, including cash on hand and availability under our new credit agreement, was approximately $27 million."

The company's existing revolving credit agreement of $35 million has been extended from April 30, 2003 to December 31, 2003. Total availability under the revolving credit agreement has been increased by $15 million to $50 million until July 1, 2003, effective December 31, 2002. The interest rate on the $15 million increase will be LIBOR plus 3%. The base rate on the revolver is LIBOR plus 2.25%. At December 31, 2002 approximately $38.9 million was outstanding under the revolver.

Under its term loan agreement, the $10 million semi-annual principal payment due April 2003 has been deferred. Of the deferred amount $5 million will be paid in December 2003 and $5 million in April 2004.

Under its loan agreements, the company is required to maintain a ratio of bank debt to EBITDA, as defined, of less than three times. In November 2002, the company received a waiver of this covenant for the third quarter 2002, and Bank Hapoalim amended the limit to 3.7 times for the fourth quarter ended December 31, 2002. The new amendment waives the requirement for the fourth quarter and replaces the covenant with a minimum EBITDA amount, as defined, for 2003. For the first quarter 2003 the minimum EBITDA is $5 million and for the full year it is required to reach $50 million.

The Company agreed to re-price  existing options held by Bank Hapoalim  totaling
1.136 million shares to the current market price and to grant an additional 275,000 options at the current market price. The Company will take a charge to earnings for approximately $1 million as the cost of the options. Additionally the Company will pay a $200,000 fee.

Lumenis is currently in the process of recruiting a new permanent Chief Executive Officer.

About Lumenis
-------------

Lumenis develops, manufactures, and markets state-of-the-art proprietary laser and intense pulsed light devices. Its systems are used in a variety of aesthetic, ophthalmic, surgical and dental applications, including, hair removal, non-invasive treatment of vascular lesions and pigmented lesions, acne, psoriasis, open angle glaucoma, secondary cataracts, age-related macular degeneration, ENT, gynecology, urinary lithotripsy, benign prostatic hyperplasia, neurosurgery and dentistry. For more information about the Company and its products log on to http://www.lumenis.com.

The statements in this press release that are not historical facts are forward-looking statements, which are subject to risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: uncertainties with respect to market acceptance of the Company's products, obtaining regulatory approvals for new products or for the sale of existing products in new markets and enforcement of intellectual property rights; risks associated with competition and competitive pricing pressures, economic conditions generally, the Company's international operations and the Company's ability to integrate its operations with those of acquired businesses; and other risks detailed from time to time in the reports filed by Lumenis with the SEC, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

Contacts: Kevin Morano
          CFO
          212-515-4187